UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

November 16, 2015

Date of report (Date of earliest event reported)

PIPER JAFFRAY COMPANIES

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-31720	30-0168701
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 Nicollet Mall, Suite 800 Minneapolis, Minnesota	55402
(Address of Principal Executive Offices)	(Zip Code)

(612) 303-6000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

On November 16, 2015, Piper Jaffray Companies (the “Company”) and Piper Jaffray & Co., a wholly owned subsidiary of the Company (“PJ&Co.” and together with the Company, “Piper Jaffray”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) among Piper Jaffray, Simmons & Company International, a Texas corporation (“Simmons”), SCI JV LP, a Texas limited partnership (the “Seller”) and certain of Seller’s affiliates (collectively with the Seller, the “Seller Parties”).  The Purchase Agreement provides for Piper Jaffray to purchase 100% of the capital stock of Simmons, including its subsidiaries (the “Acquisition”).  Simmons is a Texas-based employee-owned investment bank and broker-dealer focused on the energy industry.

The Company will pay aggregate consideration of approximately $139 million in connection with the Acquisition, subject to certain adjustments for cash, debt, transaction costs, and variances from the working capital target.  Of the purchase price, (i) approximately $48 million will be paid in restricted shares of the Company’s common stock issued at closing (the “Equity Consideration”), (ii) $15 million in cash will be deposited into an escrow fund for eighteen months to secure post-closing indemnification obligations of the Seller Parties, and (iii) remainder of the purchase price will be paid in cash to the Seller at closing (subject to a temporary holdback for a post-closing working capital adjustment).

The Purchase Agreement contains customary representations, warranties and covenants of the parties.  Following closing, the Seller Parties, on the one hand, and Piper Jaffray, on the other hand, will have certain limited indemnification rights. Piper Jaffray’s sole recourse for breaches of the representations, warranties and covenants by Seller Parties will be from the escrow fund and cancellation of any unvested shares of the equity consideration.

The Purchase Agreement and related employment agreements entered into with Simmons personnel also provide for employment-related consideration, including (i) severance payments, (ii) retention of approximately $21 million, and (iii) payments from an incentive pool to be created with a portion of all energy investment banking revenue generated during the three years following the closing of the Acquisition.  The equity-based retention will be issued pursuant to a new inducement plan that has been established in connection with the Acquisition.

The Acquisition is expected to close in the first half of 2016, subject to satisfaction of certain closing conditions, including, among others, expiration of the waiting period under the Hart-Scott-Rodino Act and receipt of applicable regulatory approvals.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, a copy of which is filed as Exhibit 2.1 hereto and incorporated by reference in this Current Report on Form 8-K.

The description of the Purchase Agreement has been included to provide information regarding its terms. It is not intended to provide any other factual information about the Company. In particular, investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates.

Item 3.02                                           Unregistered Sales of Equity Securities.

The information reported above under Item 1.01 of this Current Report on Form 8-K regarding the Equity Consideration is incorporated herein by reference.

At the closing of the Acquisition, subject to the terms and conditions of the Purchase Agreement, the Equity Consideration will be issued directly to those owners of Simmons that are “accredited investors” within the meaning of Rule 501 under the Securities Act of 1933.  The issuance of the Equity Consideration as partial consideration for the Acquisition will be made in reliance upon an applicable exemption from registration under the Securities Act, by reason of Section 4(a)(2) thereof or other appropriate exemptions.

Item 7.01.                                        Regulation FD Disclosure.

On November 17, 2015, the Company issued a press release announcing the Purchase Agreement. This press release is furnished as Exhibit 99.1 hereto. Furnished as Exhibit 99.2 hereto is information relating to a publicly available presentation by the Company’s management. The information contained in Exhibit 99.1 and Exhibit 99.2 is being furnished pursuant to Item 7.01 of this Current Report on Form 8-K, and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under Section 18. Furthermore, the information contained in Exhibit 99.1 and Exhibit 99.2 shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01.                                        Financial Statements and Exhibits.

(d)                                 Exhibits.

2.1                               Securities Purchase Agreement dated November 16, 2015 among Piper Jaffray Companies, Piper Jaffray & Co., Simmons & Company International, SCI JV LP, SCI GP, LLC, and Simmons & Company International Holdings LLC (excluding schedules and exhibits, which the registrant agrees to furnish supplementally to the Securities and Exchange Commission upon request).

99.1                        Press Release dated November 17, 2015

99.2                        Presentation Materials

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIPER JAFFRAY COMPANIES

Date: November 17, 2015	/s/	Debbra L. Schoneman
Debbra L. Schoneman
Chief Financial Officer

EXHIBIT INDEX

No.	Description	Manner of Filing

2.1

Securities Purchase Agreement dated November 16, 2015 among Piper Jaffray Companies, Piper Jaffray & Co., Simmons & Company International, SCI JV LP, SCI GP, LLC, and Simmons & Company International Holdings LLC (excluding schedules and exhibits, which the registrant agrees to furnish supplementally to the Securities and Exchange Commission upon request)

Filed Electronically
99.1	Press release dated November 17, 2015	Filed Electronically
99.2	Presentation Materials	Filed Electronically